                STOCK

              OFFERING

              QUESTIONS

                 and

               ANSWERS




    (Greene County Bancorp, Inc.)

                LOGO


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STOCK OFFERING
QUESTIONS & ANSWERS

Facts about the Plan of Reorganization

The Board of Trustees of Greene County Savings Bank (the "Bank") unanimously adopted a Plan of Reorganization to change from the mutual form of ownership to the mutual holding company structure (the "Reorganization"). The Bank will convert to stock form and will become a wholly-owned subsidiary of Greene County Bancorp, Inc., a newly formed Delaware stock corporation (the "Company"). The Company, in turn, will become a majority owned subsidiary of the newly created, New York chartered, mutual holding company called Greene County Bancorp, MHC (the "Mutual Company"). Additionally, the Bank will change its name to "The Bank of Greene County."

This brochure answers some of the most frequently asked questions about the Reorganization and about your opportunity to invest in the newly formed Company through the subscription and the community offerings (collectively, the "Offering").

Investment in the common stock of the Company involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying Prospectus, especially the discussion under the heading "Risk Factors."


Why is the Bank converting to stock form and reorganizing into the mutual holding company structure?

The stock form of organization is used by most business corporations and an increasing number of banks and savings institutions. The mutual holding company structure provides the ability to offer common stock on an incremental basis as market conditions permit. Through the sale of its common stock, the Company will raise additional capital enabling it to:

/ / Increase its capital in a controlled manner to maximize its return on equity.

/ / Purchase all the capital stock of the Bank, contributing a portion of the proceeds raised from the sale of the Company's common stock in the Offering. The Bank, in turn, will utilize these funds to support and broaden the range of its products and services offered;

/ / Consider future expansion of operations of the Bank as well as possible diversification into other banking related businesses; and

/ / Allow the Bank's eligible depositors, borrowers, employees, officers and trustees to subscribe to purchase stock and share in the Company's and the Bank's future.

Furthermore, the Bank will be more able to protect itself from costly and disruptive unfriendly takeover attempts because the Mutual Company will own a majority of the Company's voting stock.


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Will the Reorganization affect any of my deposit account(s) or loan(s)?

No. The Reorganization will have no effect on the balance or terms of any deposit account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your deposit account will not be converted to stock. The common stock purchased from the Company, however, cannot and will not be insured by the FDIC or any other governmental agency.

Who is eligible to purchase stock in the Offerings?

Depositors of Greene County Savings Bank as of specified record dates, the Bank's tax-qualified employee benefit plans, and the employees, officers and trustees of the Bank may purchase stock in the Subscription Offering. For detailed information on preference categories, refer to the section entitled "The Reorganization and Offering" in the Prospectus. The Company may offer and sell any remaining shares to the general public in a community offering with preference given to natural persons residing in the Bank's community of Greene County, New York.

How many shares of stock are being offered and at what price?

The Company is offering up to 953,877 shares (subject to adjustment up to 1,096,958 shares) of common stock at a price of $10.00 per share through the Offering.

How much stock may I purchase in the Reorganization?

The minimum order is 25 shares. The maximum purchase limitation for any person or persons ordering through a single account in the Subscription Offering is 10,000 shares. No person together with persons acting in concert may purchase in the Offering more than 20,000 shares of Company common stock issued in the Reorganization.

Do I have to buy stock?

No, you do not have to buy stock. The Reorganization, however, will allow the Bank's eligible depositors, employees, officers and trustees an opportunity to subscribe to buy stock. These individuals have an opportunity to become shareholders of the Company and to share in the Company's and the Bank's future.

How do I order stock in the Offerings?

You must complete the stock order form and certification form (the "Order Form") by following the instructions included in your packet of information. Your completed Order Form and payment in full must be received at the Stock Center or one of the branches of the Bank by 12:00 noon, New York Time on Thursday, December 17, 1998.

If I place an order for stock, am I guaranteed to receive that stock?

No. Placing an order for stock does not guarantee that you will receive any or all of your order for shares. Orders are filled on a priority basis. For detailed information on the preference categories, refer to the section entitled "The Reorganization and Offering" in the Prospectus.


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How may I pay for my shares of stock?

You MUST include payment with your Order Form. Please make all checks payable to Greene County Bancorp, Inc. Cash will be accepted only if delivered in person to a branch of the Bank where it will be converted into a check. The Bank will pay interest on these funds at the passbook rate.

You may also authorize us to withdraw funds from your deposit account or certificate of deposit at the Bank for the amount of funds you specify for payment. The Bank is waiving all of its early withdrawal penalties on certificates of deposit where the funds are used to subscribe for stock.

Note: You will not have access to these funds from the day we receive your order until the completion or termination of the Reorganization.

May I purchase shares using funds in my IRA account at the Bank?

Federal regulations do not permit the purchase of stock in your existing IRA account at the Bank. However, stock may be purchased in a self-directed IRA. To accommodate our IRA depositors, we have made arrangements to have funds transferred into self-directed IRA accounts to allow for such purchases. Please call our Stock Center as soon as possible at (518) 943-7515 for additional information.

Will the stock be insured?

No. Like any other common stock, the Company's common stock will not be insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

Will dividends be paid on the stock?

The Company does not initially plan to pay a dividend, although it may consider payment of such dividend in the future.

How will the stock be traded?

The Company Common stock will trade on The Nasdaq SmallCap Market under the symbol "_____". However, no assurances can be given that an active and liquid market will develop.

Do I pay a commission?

No. You will not be charged a commission or fee on the purchase of shares of Company common stock in the Offering.

What is the Charitable Foundation?

To further its commitment to the local community, the Bank intends to establish the Charitable Foundation as part of the Reorganization. The Charitable Foundation will be dedicated exclusively to supporting charitable causes and community development activities in the Bank's market area. The Company will contribute to the Charitable Foundation 1.96% of the shares issued in the Reorganization plus $100,000 cash.

Should I vote in favor of the Plan of Reorganization?

The Board of Trustees of the Bank recommends that you vote in favor of the Reorganization. Your vote is very important!


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Why did I get several proxy cards?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS TODAY!

How many votes do I have?

Every depositor entitled to vote may cast one vote for each $100, or fraction thereof, on deposit as of the voting record date (October 30, 1998). The maximum is 1,000 votes. We must receive affirmative votes from a majority of members of the Bank in order to approve the Reorganization.

May I vote in person at the Special Meeting?

Yes, but we would still like you to sign and mail your proxy card today. If you decide to revoke your proxy, you may do so by voting at the Special Meeting of Members to be held at 7:00 p.m. on December 22, 1998.

FOR ADDITIONAL INFORMATION YOU MAY CALL OUR STOCK CENTER AT (518) 943-7515 between 9:00 a.m. and 5:00 p.m., New York Time, Monday through Friday.


The shares of common stock offered in the Reorganization are not savings accounts or deposits and are not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus accompanied by a stock order form and certification form.


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                           Greene County Bancorp, Inc.

         Stock Center - 430 Main Street - Catskill, New York 12414-1303
                                 (518) 943-7515

                     STOCK ORDER FORM INSTRUCTIONS AND GUIDE


Order Form Instructions

Item 1 and 2 - Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share. The minimum order is 25 shares. The maximum purchase limitation for any person or persons ordering through a single account is 10,000 shares. No person together with persons acting in concert may purchase in the Offering more than 20,000 shares of Company common stock issued in the Reorganization.

Greene County Bancorp, Inc. has reserved the right to reject any order received in the Community Offering, in whole or in part.

Item 3 - Payment for shares may be made by check, bank draft, or money order payable to Greene County Bancorp, Inc. DO NOT MAIL CASH. If you choose to make a cash payment, take your Order Form, signed Certification Form, and payment in person to a branch of Greene County Savings Bank to turn into a check. Your funds will earn interest at the passbook rate until the stock is issued.

Item 4 - To pay by withdrawal from a savings account or certificate of deposit from Greene County Savings Bank, write in the account number(s) and the amount(s) you wish to withdraw from each account. If more than one signature is required to withdraw, each person must sign in the Signature box on the front of the Order Form. To withdraw from an account with checking privileges, please write a check. No early withdrawal penalty will be charged on funds used to purchase our stock. A hold will be placed on the account(s) for the amount(s) indicated. Payments will remain in certificate of deposit account(s) until the stock offering closes and will continue to earn interest at the current account rate. However, if a partial withdrawal reduces the balance of a certificate of deposit account to less than the applicable minimum, the remaining balance will thereafter earn interest at the passbook rate.

Item 5 - Please check this box if you were a depositor with at least $100.00 on deposit as of June 30, 1997 and/or September 30, 1998 and list all the names on the account(s) and all account number(s) of those accounts you had at these dates to ensure proper identification of your purchase rights.

Items 6 and 7 - The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Greene County Bancorp, Inc. common stock. Print the name(s) in which you want the stock registered and the mailing address of the registration. Include the first name, middle initial, and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as "Mrs.", "Mr.", "Dr.", "special account", etc.


Enter the Social Security or Tax I.D. number of one registered owner. This registered owner must be listed on the first "Name" line. Be sure to include your telephone number because we will need to contact you if we cannot execute your order as given. Review the Stock Ownership Guide on the back of this page and refer to the instructions for Uniform Gift to Minors/Uniform Transfer to Minors and Fiduciaries.

Subscription rights are not transferable. If you are a qualified member, to protect your priority over other purchasers as described in the Prospectus, you must take ownership as your account relationship is established. If you, as a qualified member, include a non-qualified member or a member in a lower priority category on your stock order, your priority will be eliminated or lowered.

Items 8 and 9 - See instructions on the form.

Item 10 - Be sure all required persons sign the front of the Order Form as well as the Certification Form on the back.

Item 11- Be sure to sign the Certification Form on the back of the Order Form.

Be sure to read and sign the Certification Form on the back of the Order Form.


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Stock Ownership Guide

Individual

The stock is to be registered in an individual's name only. You may not list beneficiaries for this ownership.

Joint Tenants (WROS)

Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

Tenants in Common

Tenants in common may also identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Individual Retirement Account

Individual retirement account ("IRA") holders may make stock purchases from their deposits through a pre-arranged "trustee-to-trustee" transfer. Stock may only be held in a self-directed IRA. Greene County Savings Bank has arranged to use (MORE TO COME HERE). Please contact the Stock Center if you have any questions about your IRA account. There will be no early withdrawal or IRS penalties incurred by properly executed transactions.

Uniform Gift to Minors/Uniform Transfer to Minors

For residents of many states, stock may be held in the name of a custodian for the benefit of a minor under the Uniform Transfer to Minors Act. For residents in other states, stock may be held in a similar type of ownership under the Uniform Gift to Minors Act of the individual states. For either ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the minor reaches legal age.

Instructions: See your legal advisor if you are unsure about the correct registration of your stock.

On the first "Name" line, print the first name, middle initial, and last name of the custodian, with the abbreviation "CUST" after the name. Print the first name, middle initial, and last name of the minor on the second "Name" line. Only one custodian and one minor may be designated.

Corporation/Partnership

Corporations/Partnerships may purchase stock. Please provide the Corporation/Partnership's legal name and Tax I.D. To have depositor rights, the Corporation/Partnership must have an account in the legal name. Please contact the Stock Center to verify depositor rights and purchase limitations.

Fiduciary/Trust

Generally, fiduciary relationships (such as Trusts, Estates, Guardianships, etc.) are established under a form of trust agreement or are pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions: On the first "Name" line, print the first name, middle initial, and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first "Name" line. Following the name, print the fiduciary "title" such as trustee, executor, personal representative, etc.

On the second "Name" line, print either the name of the maker, donor or testator OR the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated", fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

An example of fiduciary ownership of stock in the case of a trust is: John D. Smith, Trustee for Thomas A. Smith Under Agreement Dated 06/09/87.

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Meeting Invitation

  Greene County                                                         Share In
  Bancorp, Inc.                                                       Our Future



--------------------------------------------------------------------------------
Greene County Bancorp, Inc., a newly formed Delaware corporation and the proposed holding company for Greene County Savings Bank, is offering up to 1,096,958 shares of common stock. Additionally, Greene County Savings Bank will change its name to "The Bank of Greene County."
--------------------------------------------------------------------------------

               You Are Cordially Invited To a Community Investor
                 Meeting & Reception to Learn About the Plan of
              Reorganization and Related Offering of Greene County
                          Bancorp, Inc. Common Stock.

                           Wednesday, December 9,1998
                                   Elks Lodge
                                  ???Address???
                                    7:00 P.M.

  Senior executives of Greene County Savings Bank will present information and answer your questions about Greene County Savings Bank's Plan of
            Reorganization and related stock offering. You will also
                 be presented with information regarding Greene
                    County Savings Bank's business focus and
                             results of operations.


                               Seating is Limited

             Please call the Stock Center to make your reservation.
                                 (518) 943-7515


This invitation is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus accompanied by the Order Form. The shares of Common Stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.


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Greene County                                               Share In
Bancorp, Inc.                                               Our Future

Greene County Bancorp, Inc., a newly formed Delaware corporation and the proposed holding company for Greene County Savings Bank, is offering up to 1,096,958 shares of common stock. Additionally, Greene County Savings
        Bank will change its name to "The Bank of Greene County."


You are invited...

                  to a Community Investor Meeting and Reception

Senior executives of Greene County Savings Bank are hosting a Community Investor Meeting. In addition to learning details about the stock offering, you will be presented with information about Greene County Savings Bank's business focus and results of operations.

                           Wednesday, December 9, 1998
                                   Elks Lodge
                                   Address???
                                    7:00 P.M.


To receive a copy of the Prospectus or to make a reservation to attend one of the meetings, please call the Stock Center at (518) 943-7515 from 9:00 a.m. to 5:00 p.m., Monday through Friday.



This invitation is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus accompanied by the Order Form. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.


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                                                    Proxy Gram




We recently forwarded to you information advising that Greene County Savings Bank and Greene County Bancorp, Inc. had received regulatory approval to reorganize into the mutual holding company form of organization and that Greene County Savings Bank will concurrently change its name to "The Bank of Greene County."

Your vote on our Plan of Reorganization has not yet been received. Failure to vote has the same effect as voting against the Reorganization. All votes MUST be received by Tuesday, December 22, 1998.

Your vote is important to us, and we, therefore, are requesting that you sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

Voting for the Reorganization does not obligate you to purchase stock. Additionally, approval of the Reorganization will not affect the terms or insurance of your accounts or loans at Greene County Savings Bank.

The Board of Directors unanimously recommends that you vote "FOR" the Reorganization.

GREENE COUNTY SAVINGS BANK, GREENE COUNTY BANCORP, INC.



J. Bruce Whittaker
President and Chief Executive Officer

If you have already returned your proxy cards, please accept our thanks and disregard this request. For further information call our Stock Center at (518) 943-7515 or visit us at 430 Main Street in Catskill.

The common stock is not a deposit or savings account and is not federally insured or guaranteed. This is neither an offer to sell nor a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the stock order form and certification form.

             [Member Letter - Greene County Savings Bank Letterhead]
                                                             _____________, 1998

Dear Member:

         I am pleased to inform you that Greene County Savings Bank (the "Bank") is reorganizing from the mutual form of ownership to the mutual holding company form of organization (the "Reorganization"). As part of the Reorganization, the Bank will convert to stock form, change its name to "The Bank of Greene County," and become a wholly-owned subsidiary of a newly formed Delaware stock corporation called Greene County Bancorp, Inc. (the "Company"). The Company will become the majority owned subsidiary of Greene County Bancorp, MHC, a New York chartered mutual holding company (the "Mutual Company"). Concurrent with the Reorganization, the Company is offering for sale up to 1,096,958 shares of common stock to depositors (pursuant to subscription rights), the Bank's tax-qualified employee benefit plans and employees, officers and trustees of the Bank. Any unsubscribed shares may be offered to the general public in a community offering (the subscription and community offerings are referred to collectively as the "Offering"). Consummation of the Reorganization is subject to (i) the approval of the depositors of the Bank, and (ii) various regulatory approvals.

         Your deposits and loans with the Bank will not change due to the Reorganization. There will be no change in the balance, interest rate or maturity of deposits or loans because of the Reorganization. Your deposits will continue to be insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law to the same extent as prior to the Reorganization.

         We are asking depositors and certain borrowers of the Bank as of October 30, 1998, the Voting Record Date, who continue to be borrowers and/or depositors as of the Special Meeting of Members, to vote "FOR" the Reorganization. If you and/or members of your family have multiple accounts with the Bank, you may receive more than one proxy card. Please vote all proxy cards found in the front of the mailing envelope and return them today in the enclosed postage-paid envelope, even if you plan to attend the Special Meeting of Members to be held on December 9, 1998 at 7:00 p.m. Your vote "FOR" the Reorganization will not require you to buy any stock. A Proxy Statement and Prospectus relating to the Reorganization is enclosed.

         As part of this process, the Company is offering shares of its common stock in accordance with federal regulations. You may take advantage of your nontransferable subscription right to purchase shares directly from the Company, without commission or fee. We have enclosed a package of information, including a stock order form and certification form (the "Order Form") and a Prospectus, which will help you learn more about investing in Company common stock. Please read and review the materials carefully before making an investment decision. A properly executed Order Form and payment in full must be received at the Stock Center or at one of the branches of the Bank by 12:00 noon, Eastern Time, on December 17, 1998.

         If you have any questions about the Reorganization, please call (518) 943-7515 or visit the Stock Center located at 430 Main Street in Catskill between 9:00 a.m. and 5:00 p.m., New York Time, Monday through Friday.

         Thank you for giving these matters your attention and timely consideration.


Sincerely,


J. Bruce Whittaker
President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is neither an offer to sell nor a solicitation of an offer to buy stock. The offer may only be made by the Prospectus accompanied by the Order Form.


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         [Closed Account Letter - Greene County Savings Bank Letterhead]
                                                            ______________, 1998

Dear Friend:

         I am pleased to inform you that Greene County Savings Bank (the "Bank"), is reorganizing from the mutual form of ownership to the mutual holding company form of organization (the "Reorganization"). As part of the Reorganization, the Bank will convert to stock form, change its name to "The Bank of Greene County," and will become a wholly-owned subsidiary of a newly formed Delaware stock corporation called Greene County Bancorp, Inc. (the "Company"). The Company will become the majority owned subsidiary of Greene County Bancorp, MHC, a New York chartered mutual holding company (the "Mutual Company"). Concurrent with the Reorganization, the Company is offering for sale up to 1,096,958 shares of common stock to depositors (pursuant to subscription rights), the Bank's tax-qualified employee benefit plans and employees, officers and trustees of the Bank. Any unsubscribed shares may be offered to the general public in a community offering (the subscription and community offerings are referred to collectively as the "Offering"). Consummation of the Reorganization is subject to (i) the approval of the depositors of the Bank, and (ii) various regulatory approvals.

         As part of the Reorganization, the Company is offering shares of its common stock in accordance with federal regulations. Because you had a deposit account with the Bank as of either June 30, 1997 or September 30, 1998, but closed the account prior to October 30, 1998, you are entitled to purchase the common stock being offered but may not vote on the Reorganization. You may take advantage of your nontransferable right to purchase shares directly from the Company, without paying a commission or fee. We have enclosed a package of information, including a stock order form and certification form (the "Order Form") and a Prospectus, which will help you learn more about investing in the Company's common stock. Please read and review the materials carefully before making an investment decision. A properly executed Order Form and payment in full must be received at the Stock Center or at one of the branches of the Bank by 12:00 noon, Eastern Time, on December 17, 1998.

         If you have any questions about the Reorganization, please call (518) 943-7515 or visit the Stock Center located at 430 Main Street in Catskill between 9:00 a.m. and 5:00 p.m., New York Time, Monday through Friday.

         Thank you for giving these matters your attention and timely consideration.


Sincerely,




J. Bruce Whittaker
President and Chief Executive Officer





The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is neither an offer to sell nor a solicitation of an offer to buy stock. The offer may only be made by the Prospectus accompanied by the Order Form.

      (Prospective Investor Letter - Greene County Savings Bank Letterhead)
                                                                   _______, 1998

Dear Prospective Investor:

         I am pleased to announce that Greene County Savings Bank (the "Bank"), is reorganizing from the mutual form of ownership to the mutual holding company form of organization (the "Reorganization"). As part of the Reorganization, the Bank will convert to stock form, change its name to "The Bank of Greene County," and will become a wholly-owned subsidiary of a newly formed Delaware stock corporation called Greene County Bancorp, Inc. (the "Company"). The Company will become the majority owned subsidiary of Greene County Bancorp, MHC, a New York chartered mutual holding company (the "Mutual Company"). Concurrent with the Reorganization, the Company is offering shares of common stock to be purchased in certain offerings.

         We have enclosed the following materials that will help you learn more about investing in the common stock of the Company. Please read and review the materials carefully before making an investment decision.

          PROSPECTUS: This document provides detailed information about the proposed stock offering and about the Bank's operations.

          QUESTIONS AND ANSWERS: Key questions and answers about the stock offering are found in this pamphlet.

          INVITATION: We are hosting informational community meetings where you can learn more about the Reorganization and stock offerings. Please call the Stock Center to reserve a seat.

          STOCK ORDER FORM AND CERTIFICATION FORM (the "Order Form"): This form is used to purchase stock by properly executing and returning it with your payment to the Stock Center in the enclosed business reply envelope. A properly executed Order Form and payment in full must be received at the Stock Center or at one of the branches of the Bank by 12:00 noon, New York Time, on December 17, 1998.

         We invite you to place an order for stock of the Company. Through this offering, you have the opportunity to buy stock directly from the Company without paying a commission or fee.

         If you have any questions about the Reorganization, please call (518) 943-7515 or visit the Stock Center located at 430 Main Street in Catskill between 9:00 a.m. and 5:00 p.m., New York Time, Monday through Friday.

         Thank you for giving these matters your attention and timely consideration.


Sincerely,




J. Bruce Whittaker
President and Chief Executive Officer


The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is neither an offer to sell nor a solicitation of an offer to buy stock. The offer may only be made by the Prospectus accompanied by the Order Form.

                    [Broker Dealer Letter - FBR Letterhead]


                                                                   ______, 1998


To Members and Friends of Greene County Savings Bank:

     Friedman, Billings, Ramsey & Co., Inc., a member of the National Association of Securities Dealers, is assisting Greene County Savings Bank (the "Bank"), with their reorganization from the mutual form of ownership into the mutual stock holding company structure ("Reorganization"). In connection with the Reorganization, Greene County Bancorp, Inc. (the "Company"), a newly formed Delaware corporation, which is the proposed holding company for the Bank, is offering shares of common stock to be sold in a stock offering.

     At the request of the Company, we are enclosing materials explaining this process and your opportunity to invest in shares of the Company's common stock being offered to certain depositors, certain borrowers, and, subject to availability, the general public through December 17, 1998. Please read the enclosed offering materials carefully. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

     If you have any questions about the Reorganization, please call (518) 943-7515 or visit the Stock Center located at 430 Main Street in Catskill between 9:00 a.m. and 5:00 p.m., New York Time, Monday through Friday.

Very truly yours,

Friedman, Billings, Ramsey & Co., Inc.



THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER MAY ONLY BE MADE BY THE PROSPECTUS ACCOMPANIED BY THE ORDER FORM.

(Dear Member "Dark Blue Sky" & Foreign Accounts - Letterhead)

                                                                   ______, 1998

Dear Member:

     I am pleased to inform you that Greene County Savings Bank (the "Bank"), is reorganizing from the mutual form of ownership to the mutual holding company form of organization (the "Reorganization"). As part of the Reorganization, the Bank will convert to stock form, change its name to "The Bank of Greene County," and will become a wholly-owned subsidiary of a newly formed Delaware stock corporation called Greene County Bancorp, Inc. (the "Company"). The Company will become the majority owned subsidiary of Greene County Bancorp, MHC, a New York chartered mutual holding company (the "Mutual Company"). Concurrent with the Reorganization, the Company is offering up to 1,096,958 shares of common stock to depositors, the Bank's tax-qualified employee benefit plans, and employees, officers, and trustees of the Bank.
Any unsubscribed shares may be offered to the general public in a community offering (the subscription and community offerings referred to collectively as the "Offering"). Consummation of the Reorganization is subject to (i) the approval of the depositors of the Bank, and (ii) various regulatory approvals.

     Unfortunately, the Company is unable either to offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical, for reasons of cost or otherwise. Accordingly, this letter should be considered neither an offer to sell nor a SOLICITATION of any offer to buy the common stock of the Company.

     However, as a member of the Bank, you have the right to vote on the Reorganization at the Special Meeting of Members to be held on December 22, 1998 at 1:30 p.m. Therefore, enclosed is a proxy card, a Proxy Statement (which includes the Notice of the Special Meeting), a Prospectus (which contains information incorporated into the Proxy Statement) and a return envelope for your proxy card.

     If you have any questions about the Reorganization, please call (518) 943-7515 or visit the Stock Center located at 430 Main Street in Catskill between 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.

     Thank you for giving these matters your attention and timely consideration.

Sincerely,



J. Bruce Whittaker
President and Chief Executive Officer


THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER MAY ONLY BE MADE BY THE PROSPECTUS ACCOMPANIED BY THE ORDER FORM.